Exhibit 16

May 25, 2000

Office of the Chief Accountant
Securities and Exchange
Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549



Dear Sir/Madam,

We have read Item 4 included in the Form 8-K dated May 25, 2000, of MetroBanCorp to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP



JEC
cc:  Mr. Charles Turean, Executive Vice President, MetroBanCorp